Exhibit 10.1

Execution Version

SEPARATION AGREEMENT AND GENERAL RELEASE

SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”), dated August 31, 2023, by and between CLARUS CORPORATION, a Delaware corporation (the “Employer”) and AARON J. KUEHNE (the “Employee”). The Employer and Employee are referred to herein collectively as the “Parties.”

WHEREAS, Employee is employed by Employer in the position of the Employer’s Executive Vice President, Chief Administrative Officer, Secretary and Treasurer pursuant to an Employment Agreement dated as of August 27, 2020, between the Employer and the Employee (the “Employment Agreement”);

WHEREAS, the Employment Agreement terminated by its terms on August 27, 2023; and

WHEREAS, the Parties desire that upon termination of the Employment Agreement, the Employee remain an at-will employee of the Employer until August 31, 2023.

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1.        Separation of Employment.

(a)       Last Work Date. The Parties agree that upon the termination of the Employment Agreement, the Employee continued as an at-will employee until August 31, 2023, and the Employer’s employment of Employee, as well as any and all positions held by the Employee with any subsidiaries of the Employer, are terminated effective as of August 31, 2023 (the “Last Work Date”), and that, except as specifically set forth in this Agreement, Employee has no further rights as an employee of the Employer as of such date (subject to this Agreement becoming irrevocable as provided below). The Employee will receive his usual compensation and benefits through the Last Work Date on the Employer’s regular payroll schedule. The Employee acknowledges that, except as specifically set forth in this Agreement, he will return all Employer property in his possession, in any and all formats, as of the Last Work Date, will not retain any copies thereof. Notwithstanding any provision herein to the contrary, following the Last Work Date the Employer agrees to allow the Employee to retain the Employer’s laptop computer, iPad and ReMarkable tablet (collectively, the “IT Equipment”) that is used by the Employee; provided, however, that the Employee will allow the Employer to remove from the IT Equipment all of the Employer’s Confidential Information, as defined herein, as well as any of the Employer’s usernames, passwords, and account numbers as may be stored or auto-filled on any such IT Equipment. The Employee agrees and acknowledges that following his Last Work Date, he will not access or use any Employer accounts for his personal use or for the benefit of others.

(b)       Consulting Services. In consideration of the Employer’s agreements contained in Section 3 hereof, during the period commencing on the Last Work Date and ending on August 31, 2024 (the “Consulting Period”), the Employee shall, as reasonably requested by the Employer from time to time, provide consulting services to the Employer as set forth below (the “Consulting Services”). The Consulting Services, shall include, general advisory services relating to the Employee’s special knowledge of the Employer and its businesses, or such other matters as the parties may mutually agree upon. Neither party hereto shall assign any rights or delegate any obligations with respect to the Consulting Services. In performing the Consulting Services, each of the Employer and the Employee agree that the Employee shall be acting as an independent contractor of the Employer and not as an employee of the Employer. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the Employer and the Employee, nor to authorize either party hereunder to act as general or special agent of the other party in any respect. The Employee shall not, by virtue of performing the Consulting Services, be entitled to any employee benefits provided by the Employer to its employees during the Consulting Period. The Employee shall be responsible for any tax withholding and reporting. The Employee agrees to hold harmless the Employer from any claims, action, suits or proceedings and to indemnify the Employer from any and all damages, costs, penalties and fines relating to Employee breach of the aforesaid obligations.

2.         Acknowledgement of Payment and Receipt. The Employee acknowledges that all payments for wages and benefits due to him up to the date of this Agreement have been paid by the Employer and received by the Employee, and that, other than Employee’s final paycheck, there are no further obligations of the Employer to the Employee except as specifically set forth in this Agreement.

3.        Benefits to Employee Not Required by Law or Contract. In consideration and full release of all Claims (as defined below) pursuant to Section 6 (“General Release”), the Employer agrees that the period of time in which the Employee has to exercise the vested portions of the stock options set forth on Schedule A attached hereto (the “Vested Stock Options”) shall be extended from no later than 90 days after the Last Work Date to no later than August 31, 2024 or, if earlier, ten years after the grant date of the options in question. The Employee acknowledges and agrees that any exercise of the Vested Stock Options beyond 90 days after the Last Work Date will result in such Vested Stock Options being deemed to be “nonqualified stock options” in accordance with the terms of the Employer’s 2005 Stock Incentive Plan and/or 2015 Stock Incentive Plan, as applicable.

4.         No Reemployment. Employee acknowledges and agrees that Employer, and any of its parents, subsidiaries, affiliates and related companies, is under no legal or contractual duty to reemploy or rehire him in any capacity and Employee agrees that he will not seek reemployment with the Employer or any of its parents, subsidiaries, affiliates and related companies.

5.        Confidentiality, Noncompetition, Nonsolicitation and Non-Disparagement. For purposes of this Section 5, all references to the Employer shall be deemed to include the Employer’s affiliates and subsidiaries and their respective subsidiaries, whether now existing or hereafter established or acquired, and their respective officers and directors, as applicable.

(a)       Confidentiality.

(i)       The Employee acknowledges that as a result of his employment with the Employer, the Employee has knowledge of, and access to, proprietary and confidential information of the Employer including, without limitation, research and development plans and results, software, databases, technology, inventions, trade secrets, technical information, know-how, plans, specifications, methods of operations, product and service information, product and service availability, pricing information (including pricing strategies), financial, business and marketing information and plans, and the identity of customers, clients and suppliers (collectively, the “Confidential Information”), and that the Confidential Information, even though it may be contributed, developed or acquired by the Employee, constitutes valuable, special and unique assets of the Employer developed at great expense which are the exclusive property of the Employer. Accordingly, the Employee shall not, at any time, subsequent to the Last Work Date, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation, or other entity, any of the Confidential Information without the prior written consent of the Employer, except to responsible officers and employees of the Employer and other responsible persons who are in a contractual or fiduciary relationship with the Employer and who have a need for such Confidential Information for purposes in the best interests of the Employer, and except for such Confidential Information which is or becomes of general public knowledge from authorized sources other than by or through the Employee.

(ii)       The Employee acknowledges that the Employer would not enter into this Agreement without the assurance that all the Confidential Information will be used for the exclusive benefit of the Employer.

(b)       Return of Confidential Information. On or before each of the Last Work Date and the termination of the Consulting Period, the Employee shall promptly return to the Employer all Confidential Information in his possession or control, including but not limited to all drawings, manuals, computer printouts, computer databases, disks, data, files, lists, memoranda, letters, notes, notebooks, reports and other writings and copies thereof and all other materials relating to the Employer’s business, including, without limitation, any materials incorporating Confidential Information, and not keep any partial or complete copies thereof. Employee shall further permanently delete any of the Employer’s usernames, passwords, and account numbers as may be stored or auto-filled on any of the Employee’s personal devices or the Employer’s IT Equipment which the Employee will retain after the Last Work Date. For the avoidance of doubt, Employee will allow the Employer to review and remove any Confidential Information contained in Employee’s IT Equipment that Employee is permitted to retain following each of the Last Work Date and the termination of the Consulting Period.

(c)       Inventions, etc.

(i)       On or before the Last Work Date and for a period of one year thereafter, the Employee will promptly disclose to the Employer all designs, processes, inventions, improvements, developments, discoveries, processes, techniques, and other information related to the business of the Employer conceived, developed, acquired, or reduced to practice by him alone or with others during the Employee’s employment with the Employer, whether or not conceived during regular working hours, through the use of Employee time, material or facilities or otherwise (“Inventions”).

(ii)       The Employee agrees that all copyrights created in conjunction with his service to the Employer and other Inventions, are “works made for hire” (as that term is defined under the Copyright Act of 1976, as amended). All such copyrights, trademarks, and other Inventions shall be the sole and exclusive property of the Employer, and the Employer shall be the sole owner of all patents, copyrights, trademarks, trade secrets, and other rights and protection in connection therewith. To the extent any such copyright and other Inventions may not be works for hire, the Employee hereby assigns to the Employer any and all rights he now has or may hereafter acquire in such copyrights and any other Inventions. Upon request the Employee shall deliver to the Employer all drawings, models and other data and records relating to such copyrights, trademarks and Inventions. The Employee further agrees as to all such Inventions, to assist the Employer in every proper way (but at the Employer’s expense) to obtain, register, and from time to time enforce patents, copyrights, trademarks, trade secrets, and other rights and protection relating to said Inventions in any and all countries, and to that end the Employee shall execute all documents for use in applying for and obtaining such patents, copyrights, trademarks, trade secrets and other rights and protection on and enforcing such Inventions, as the Employer may reasonably request, together with any assignments thereof to the Employer or persons designated by it. Such obligation to assist the Employer shall continue beyond the termination of the Employee’s service to the Employer on the Last Work Date, but the Employer shall compensate the Employee at a reasonable rate after termination of service for time actually spent by the Employee at the Employer’s request for such assistance. In the event the Employer is unable, after reasonable effort, to secure the Employee’s signature on any document or documents needed to apply for or prosecute any patent, copyright, trademark, trade secret, or other right or protection relating to an Invention, whether because of the Employee’s physical or mental incapacity or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents, during the Restricted Period (as defined below), as his agent coupled with an interest and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets, or similar rights or protection thereon with the same legal force and effect as if executed by the Employee.

(d)       Non-Competition. The Employee agrees not to utilize his special knowledge of the Business and his relationships with customers, prospective customers, suppliers and others or otherwise to compete with the Employer in the Business during the Non-Compete Period (as defined below). During the Non-Compete Period, the Employee shall not, and shall not permit any of his respective employees, agents or others under his control, directly or indirectly, on behalf of the Employee or any other Person, to engage or have an interest, anywhere in the world in which the Employer conducts business or markets or sells its products, alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder (except as an owner of two percent or less of the stock of any company listed on a national securities exchange or traded in the over-the-counter market), whether through the investment of capital, lending of money or property, rendering of services or capital, or otherwise, in any Competitive Business. During the Non-Compete Period, the Employee shall not, and shall not permit any of his respective employees, agents or others under his control, directly or indirectly, on behalf of the Employee or any other Person, to accept Competitive Business from, or solicit the Competitive Business of any Person who is a customer of the Business conducted by the Employer, or, to the Employee’s knowledge, is a customer of the Business conducted by the Employer at any time during the Non-Compete Period.

(e)       Non-Disparagement. The Employee shall not, either directly or indirectly, make or cause to be made, any statements that are disparaging or derogatory concerning the Employer or its business, products, services, reputation or prospects. The Employer shall instruct its officers and directors to not, either directly or indirectly, make or cause to be made, any statements that are disparaging or derogatory concerning the Employee.

(f)       Non-Interference. The Employee shall not, either directly or indirectly, (i) during the Restricted Period, knowingly request, suggest, influence or cause any party, directly or indirectly, to cease doing business with or to reduce its business with the Employer or do or say anything which could reasonably be expected to damage the business relationships of the Employer; or (ii) at any time during or after the Restricted Period, knowingly use or purport to authorize any Person to use any Intellectual Property owned by the Employer or exclusively licensed to the Employer or to otherwise infringe on the intellectual property rights of the Employer.

(g)       Non-Solicitation. During the Restricted Period, the Employee shall not knowingly recruit or otherwise solicit or induce any Person who is an employee or consultant of, or otherwise engaged by Employer, to terminate his or her employment or other relationship with the Employer, or such successor, or hire any person who has left the employ of the Employer during the preceding one year.

(h)       Certain Definitions. For purposes of this Agreement: (i) the term “Business” shall mean the business of designing, manufacturing, assembling, licensing, distributing, marketing and selling (A) active outdoor performance apparel, footwear and equipment for climbing, mountaineering, backpacking, skiing, avalanche transceiver technology, and snow safety products; (B) skincare and other sport-enhancing products; (C) bullets and ammunition for both rifles and pistols; (D) roof racks, luggage carriers, shade awnings, kayak carriers, bike carriers; and (E) vehicle recovery and extraction tracks; (ii) the term “Competitive Business” shall mean any business competitive with the Business; (iii) the term “Non-Compete Period” shall mean a period of one year following the Last Work Date; and (iv) the term “Restricted Period” shall mean a period of two years following the Last Work Date; and (v) the term “Person” shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or other entity and a government or any department or agency thereof. Notwithstanding any provision herein to the contrary, if Employee breaches the covenants set forth in this Section 5, the Non-Compete Period and/or the Restricted Period, as applicable, shall be extended for a period equal to the period that a court having jurisdiction has determined that such covenant has been breached.

(i)        Remedies. The restrictions set forth in Section 5 are considered by the Parties to be fair and reasonable. The Employee acknowledges that the restrictions contained in Section 5 will not prevent him from earning a livelihood. The Employee further acknowledges that the Employer would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of Section 5. Accordingly, the Employee agrees that, in addition to any other remedies available to the Employer, the Employer shall be entitled to injunctive and other equitable relief to secure the enforcement of these provisions. In connection with seeking any such equitable remedy, including, but not limited to, an injunction or specific performance, the Employer shall not be required to post a bond as a condition to obtaining such remedy. In any such litigation, the prevailing party shall be entitled to receive an award of reasonable attorneys’ fees and costs. If any provisions of Section 5 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of Section 5 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

6.         General Release. In consideration of the benefits as provided herein, and other good and valuable consideration, the sufficiency of which the Employee acknowledges, the Employee knowingly, voluntarily, irrevocably, unconditionally and generally releases, acquits and forever discharges the Employer, its parents, subsidiaries, related companies and affiliates, and each of their respective owners, shareholders, partners, predecessors, successors, assigns, agents, directors, officers, employees, members, representatives, accountants, insurers, attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), from any and all Claims that he has, had, may have, or may have had, whether currently known or unknown. “Claims” is defined as any and all claims, charges, complaints, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever arising out of or relating in any way to his employment, including, but not limited to, any and all claims arising from or in connection with: Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Family and Medical Leave Act; the Fair Labor Standards Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Civil Rights Act of 1991; Section 1981 of U.S.C. Title 42; the Fair Credit Reporting Act; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Uniform Services Employment and Reemployment Rights Act; the Genetic Information Nondiscrimination Act; the Immigration Reform and Control Act; the Utah Antidiscrimination Act; the Lawful Off-Duty Activities Statute; the Personnel Files Employee Inspection Right Statute; the Utah Right to Work Law; the Utah Employment Relations and Collective Bargaining; the Utah Payment of Wages Act; the Utah Genetic Information Privacy Act, all as amended; any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; any and all Claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, paid time off, and severance; any and all Claims arising under tort (including negligence), contract, and quasi-contract, including but not limited to claims of breach of an express or implied contract; tortious interference with contract or prospective business advantage; breach of the covenant of good faith and fair dealing; promissory estoppel; detrimental reliance; invasion of privacy; nonphysical injury; personal injury or sickness or any other harm; wrongful or retaliatory discharge; fraud; defamation; slander; libel; false imprisonment; negligent or intentional infliction of emotional distress; whistleblower claims; any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, or front pay; reinstatement; experts’ fees; medical fees or expenses; costs and disbursements; punitive damages; liquidated damages; penalties; and any indemnification rights the Employee has or may have against the Employer.

The identification of specific statutes in this Section 6 is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this General Release in any manner. However, this General Release and waiver of claims excludes, and the Employee does not waive, release, or discharge: (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, or other similar federal or state administrative agencies, although the Employee waives any right to monetary relief related to any filed charge or administrative complaint; (B) claims that cannot be waived by law; (C) the Employee’s rights under this Agreement; (D) the Employee’s rights to indemnification under the Employer’s Certificate of Incorporation and By-Laws, which rights the Employer agrees it will not diminish in respect of the Employee; and (E) the Employee’s vested rights to benefits under the employee benefit plans of the Employer and its Affiliates.

The scope of the releases above given is from the beginning of the world through the Effective Date of this Agreement (as defined in paragraph 21) and binds the Employee, his heirs, distributees, successors, estate and representatives.

7.        Cooperation. The Parties agree that the Employer may, in the future, need the Employee’s cooperation with certain matters in which the Employee has been involved during the Employee’s employment. Accordingly, for a period of twelve months after the Last Work Date, and to the extent reasonably requested by the Employer, the Employee shall cooperate with the Employer regarding matters arising out of or related to the Employee’s service to the Employer, or of which the Employee has relevant knowledge or information. The Employer shall reimburse the Employee for reasonable expenses incurred in connection with this cooperation. The obligations of Employee under this Section 7 are in addition to any other obligations with respect to the Consulting Services to be provided by the Employee during the Consulting Period.

8.         Employee Representations. Employee represents and warrants that, as of the date of his signature on this Agreement, he has not filed any lawsuits or requests for arbitration against the Employer, or filed or caused to be filed any charges or complaints against the Employer, with any local, state, or federal agency charged with the enforcement of any law. The Employee further represents, warrants, and confirms that the Employee has not engaged in and is not aware of any unlawful conduct relating to the business of the Employer, including but not limited to sexual harassment. If any of these statements is not true, the Employee cannot sign this Agreement and must notify the Employer immediately in writing of the statements that are not true.

Pursuant to and as a part of Employee’s release and discharge of the Employer, as set forth herein, Employee agrees to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance, or demand for arbitration against the Employer in any forum or assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation, or other proceeding of any kind that relates to any matter that involves the Employer, and that occurred up to and including the date of Employee’s execution of this Agreement, unless required to do so by court order, subpoena, or other directive by a court, administrative agency, arbitration panel, or legislative body, or unless required to enforce this Agreement. To the extent any such action may be brought by a third party, Employee expressly waives any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action. Nothing in the foregoing paragraph shall prevent Employee (or Employee’s attorneys) from commencing an action or proceeding to enforce this Agreement.

Following his unrevoked signature on this Agreement, in the event Employee brings an action or proceeding against Employer based on any of the claims waived herein, he shall be responsible to pay Employer’s legal fees and costs incurred as a result.

9.        Complete Agreement, No Representations, No Modification. All prior understandings between the Parties are merged herein; no representations or promises have been made by either the Employer or the Employee to the other unless set forth herein; and any modification or termination of this Agreement must be in writing signed by both Parties. This Agreement supersedes any prior agreement. Notwithstanding any provision herein to the contrary, the rights and obligations of the parties under the provisions contained in the Employment Agreement that by their nature survive termination of the Employment Agreement, shall remain in full force and effect, to the extent necessary to preserve the intended benefits of such provisions.

10.      Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time personally delivered or when mailed in any United States post office enclosed in a registered or certified postage prepaid envelope and addressed to the addresses set forth below, or to such other address as any party may specify by notice to the other party; provided, however, that any notice of change of address shall be effective only upon receipt:

(i)	To the Employer:	Clarus Corporation
2084 East 3900 South
Salt Lake City, Utah 84124
Attention: Board of Directors

(ii)	With a copy to:	Kane Kessler, P.C.
600 Third Avenue, 35th Floor
New York, New York 10016
Attention: Robert L. Lawrence, Esq.

(iii)	To the Employee:	Aaron J. Kuehne
4461 Sunset Circle
Bountiful, UT 84010

11.       No Admission. This Agreement is entered into by the Employer without prejudice to its position on any legal or factual matter. Employee agrees that this Agreement is not and shall not in any way be construed as an admission by the Employer of any fact, liability or obligations of any kind or that it has acted wrongfully with respect to the Employee or any other person, or that the Employee has any rights whatsoever against the Employer, and the Employer specifically disclaims any liability to or wrongful acts against the Employee or any other person, on the part of itself, any related company and their officers, partners, directors, members, agents and employees.

12.       Successors and Assigns.  To the extent permitted by law, the Employer may assign all of its rights under this Agreement to any parent, subsidiary or corporate affiliate, or to any successor or assign (whether direct or indirect, by purchase, merger, transfer, consolidation, or otherwise) to all or substantially all of the business or assets of the Employer. This Agreement shall inure to the benefit of the Employer and its permitted successors and assigns. Employee may not assign this Agreement or any part hereof. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment.

13.        Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications, and any invalid provision shall be deemed stricken from the Agreement.

14.       Applicable Law; Jurisdiction. This Agreement shall be deemed executed and delivered within the State of Delaware and is made in contemplation of its interpretation and effect being construed in accordance with the laws of said State applicable to contracts fully executed, delivered and performed in said State, without giving effect to the principles of the conflicts of laws. Any action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the Delaware Chancery Court, or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the state or federal courts located in the State of Delaware, and the Parties hereby expressly represent and agree that they are subject to the personal jurisdiction of said courts, and the Parties hereby irrevocably consent to the jurisdiction of such courts in any legal or equitable proceedings related to such disputes and waive, to the fullest extent permitted by law, any objection which either of them may now or hereafter have that the laying of the venue of any legal proceedings related to such dispute which is brought in any such courts is improper or that such proceedings have been brought in an inconvenient forum.

15.       Acknowledgement of Consideration and Revocation Periods. The Employee specifically agrees and acknowledges that before execution of this Agreement, he received a copy of this Agreement from the Employer, which he has read and understands in its entirety, and that he was advised: (a) that he has the right, and was advised and encouraged to consult with an attorney of his choice regarding this Agreement; (b) that he knowingly, freely, and voluntarily assents to all of this Agreement’s terms and conditions including, without limitation, the General Release and covenants contained in this Agreement; (c) that he is signing this Agreement, including the General Release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (d) he is not waiving or releasing rights or claims that may arise after he signs this Agreement; (e) he understands that the General Release in this Agreement is being requested in connection with his termination of employment from the Employer; (f) that he had twenty-one (21) days to consider this Agreement before signing it (the “Consideration Period”) and (g) that after signing this Agreement, he has the right to revoke his signature thereon during the immediate seven (7) days following the signing of this Agreement (the “Revocation Period”).

The Parties agree that any material or immaterial changes to this Agreement will not restart the 21-day Consideration Period. The Employee further acknowledges his understanding that if he chooses to sign this Agreement before the expiration of the 21-day Consideration Period, the Consideration Period will end and the Revocation Period will begin. Employee acknowledges that his decision to accept such shortening of the Consideration Period is knowing and voluntary and was not induced by the Employer through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the 21-day Consideration Period, and that the Employee will still be entitled to the benefit of the full Revocation Period, which cannot be shortened by agreement of the Parties.

16.      Counterparts. This Agreement may be executed in any number of counterparts (and by facsimile or other electronic signature), but all counterparts will together constitute but one agreement.

17.      Participation of the Parties. The parties hereto acknowledge and agree that (i) this Agreement and all matters contemplated herein have been negotiated among all parties hereto and their respective legal counsel, if any, (ii) each party has had, or has been afforded the opportunity to have, this Agreement and the transactions contemplated hereby reviewed by independent counsel of its own choosing, (iii) all such parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof, and (iv) any ambiguities contained in this Agreement shall not be construed against any party hereto.

18.      Right to Revoke. This Agreement may be revoked by the Employee within seven (7) days of its execution by written Notice to the Employer. In the event that the Employee exercises his right to revoke this Agreement within such 7-day period, the entire Agreement including the Employer’s obligation to provide the benefits and consideration described in Section 3 hereof, shall be null and void.

19.       No Third-Party Beneficiaries. Except as expressly otherwise provided herein, each of the provisions of this Agreement is for the sole and exclusive benefit of the Parties hereto and shall not be deemed for the benefit of any other person or entity.

20.       Public Disclosure. The Employer will provide the Employee with reasonable advance notice of proposed drafts of any SEC Form 8-K or press release it intends to file in respect of this Agreement and consider in good faith any comments that the Employee may provide as to their content.

21.      Effective Date. This Agreement shall not become effective until the eighth (8th) day after the Employee signs without revoking this Agreement (the “Effective Date”). No benefits due to the Employee under this Agreement shall be granted before the Effective Date.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties hereto has duly executed this Agreement as of the date set forth above.

CLARUS CORPORATION

By:	/s/ Warren B. Kanders	/s/ Aaron J. Kuehne
	Name: Warren B. Kanders	AARON J. KUEHNE
Title: Executive Chairman

[Signature Page to Separation Agreement and General Release]

Schedule A

Stock Options

Grant Date	Exercise Price	Vested Stock
		Options
11/8/2013	$10.40	25,000
12/16/2015	$4.63	55,000
7/1/2016	$4.38	125,000
8/21/2017	$6.15	50,000
3/9/2018	$6.80	500,000
8/27/2020	$15.00	300,000